Exhibit 21.1

ZAIS Group Holdings, Inc.

List of Subsidiaries

Name of Entity	Jurisdiction of Formation

ZAIS Alternative Credit Management, LLC	Delaware

ZAIS Atlas GP, LLC	Delaware

ZAIS Atlas SPV, LLC	Delaware

ZAIS Group, LLC	Delaware

ZAIS Group Parent, LLC	Delaware

ZAIS Leveraged Loan Manager, LLC	Delaware

ZAIS Leveraged Loan Manager 2, LLC	Delaware

ZAIS Leveraged Loan Manager 3, LLC	Delaware

ZAIS Leveraged Loan Manager 4, LLC	Delaware

ZAIS REIT Management, LLC	Delaware

ZAIS SerVertis GP, LLC	Delaware

ZAIS Value Added Real Estate GP, LLC	Delaware